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                     April 19, 2023

       Shawn Morris
       Chief Executive Officer
       Privia Health Group, Inc.
       950 N. Glebe Road, Suite 700
       Arlington, Virginia 22203

                                                        Re: Privia Health
Group, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed March 1, 2023
                                                            File No. 001-40365

       Dear Shawn Morris :

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Industrial Applications and

                     Services